Exhibit 99.1
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	Ayman Sabi, Chief Executive Officer Michael C. Brant, Chief Financial Officer Roadhouse Grill, Inc. (954) 957-2600
Roadhouse Grill Terminates Merger Agreement with Steakhouse Partners
     POMPANO BEACH, Fla., March 15, 2006 — Roadhouse Grill, Inc. (GRLL.PK) today announced that it has terminated its merger agreement with Steakhouse Partners, Inc. On November 17, 2005, Roadhouse signed a merger agreement with Steakhouse. Under the merger agreement, the merger was subject to, among other conditions, the obtaining by Steakhouse of financing sufficient to complete the transaction. As previously reported, Steakhouse has been unable to confirm that they have sufficient financing to complete the terms set forth in the merger agreement. While there have been discussions between Roadhouse and Steakhouse with respect to the terms under which one or more of Roadhouse’s principal shareholders might invest a portion of the merger consideration into Steakhouse so that Steakhouse would have sufficient funds to complete the transaction, no such agreements have been reached. As a result, Roadhouse’s Board of Directors has determined to terminate the merger agreement with Steakhouse, effective immediately.
     Roadhouse’s Board of Directors will continue to explore strategic options that might be available to Roadhouse, and in that regard, Roadhouse continues to be advised with respect to its strategic planning process by JH Chapman. Further, Roadhouse continues to have the financial support of principal shareholders, including Berjaya Group. In that regard, Francis Lee, age 47, a senior executive of Berjaya Group, has been appointed to Roadhouse’s Board of Directors. Mr. Lee serves as a member of the board of Berjaya Capital and is currently overseeing operations in a number of Berjaya affiliated companies including Starbucks and Borders Books, Malaysia.

About Roadhouse Grill
Roadhouse Grill, Inc., based in Pompano Beach, Fla., owns and operates 60 full-service, casual-dining restaurants and has 12 franchised or licensed restaurants. The Company’s restaurants, which offer a “rambunctious” style consistent with Roadhouse Grill’s motto: “Eat, drink and be yourself,” are located in Alabama, Arkansas, Florida, Georgia, Louisiana, Mississippi, New York, North Carolina, Ohio and South Carolina. For more information or to locate a Roadhouse Grill near you, call 954-957-2600 or visit http://www.roadhousegrill.com.
Certain statements in this press release are forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. This press release includes forward-looking statements that are subject to a number of risks and uncertainties, including risks described herein and risks described in the Company’s Annual Report on Form 10-K for the fiscal year ended April 24, 2005 and Quarterly Report on Form 10-Q for the twenty-six weeks ended October 23, 2005. Actual results could differ materially from these forward-looking statements.

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